EXHIBIT 21

Subsidiaries

Name	Ownership	Jurisdiction of Incorporation
Air & Liquid Systems Corporation*	100% owned by Ampco-Pittsburgh Corporation	Pennsylvania

Ampco-Pittsburgh Securities V Investment Corporation*	100% owned by Ampco-Pittsburgh Securities V L.L.C. Corporation	Delaware

Ampco-Pittsburgh Securities V L.L.C.*	100% owned by Ampco-Pittsburgh Corporation	Delaware

Union Electric Steel Corporation*	100% owned by Ampco-Pittsburgh Securities V L.L.C.	Pennsylvania

Ampco UES Sub, Inc.*	100% owned by Union Electric Steel Corporation	Delaware

The Davy Roll Company Limited*	100% owned by Ampco UES Sub, Inc.	England

Union Electric Steel UK Limited*	100% owned by The Davy Roll Company Limited	England

Åkers AB	100% owned by Ampco UES Sub, Inc.	Sweden

Åkers Sweden AB	100% owned by Ampco UES Sub, Inc.	Sweden

Rolls Technology Inc.	100% owned by Ampco UES Sub, Inc.	Delaware

Åkers Valji Ravne d.o.o.	100% owned by Ampco UES Sub, Inc.	Slovenia

Shanxi Åkers TISCO Roll Co. Ltd.	100% owned by Åkers AB	China

Alloys Unlimited and Processing, LLC*	100% owned by Union Electric Steel Corporation	Pennsylvania

The financial statements of subsidiaries marked with an (*) have been consolidated with those of the Corporation. Names of other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.